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Exhibit 12.1
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Ratio of Earnings to Fixed Charges (In thousands)
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                                                                        Year Ended December 31
                                                1994         1993         1992         1991         1990         1989
Ratio 1 - including deposit interest

Earnings:
  Income before income taxes                   $781,965     $700,662     $575,768     $514,139     $449,865     $448,792
  Fixed charges                                 946,283      804,281      988,111    1,480,435    1,669,412    1,645,010
    Total                                    $1,728,248   $1,504,943   $1,563,879   $1,994,574   $2,119,277   $2,093,802

Fixed charges:
  Interest on deposits                         $704,803     $632,307     $832,372   $1,270,435   $1,409,855   $1,389,293
  Interest on funds purchased                   122,055       87,900       87,038      135,314      183,431      177,421
  Interest on other short-term borrowings        42,519       21,623        7,027       10,104       14,537       15,033
  Interest on long-term debt                     63,119       48,839       48,560       47,664       46,183       47,119
  Portion of rents representative of the
    interest factor (1/3) of rental expense      13,787       13,612       13,114       16,918       15,406       16,144
      Total                                    $946,283     $804,281     $988,111   $1,480,435   $1,669,412   $1,645,010

Earnings to fixed charges                          1.83 x       1.87 x       1.58 x       1.35 x       1.27 x       1.27 x

Ratio 2 - excluding deposit interest

Earnings:
  Income before income taxes                   $781,965     $700,662     $575,768     $514,139     $449,865     $448,792
  Fixed charges                                 241,480      171,974      155,739      210,000      259,557      255,717
    Total                                    $1,023,445     $872,636     $731,507     $724,139     $709,422     $704,509

Fixed charges:
  Interest on funds purchased                  $122,055      $87,900      $87,038     $135,314     $183,431     $177,421
  Interest on other short-term borrowings        42,519       21,623        7,027       10,104       14,537       15,033
  Interest on long-term debt                     63,119       48,839       48,560       47,664       46,183       47,119
  Portion of rents representative of the
    interest factor (1/3) of rental expense      13,787       13,612       13,114       16,918       15,406       16,144
      Total                                    $241,480     $171,974     $155,739     $210,000     $259,557     $255,717

Earnings to fixed charges                          4.24 x       5.07 x       4.70 x       3.45 x       2.73 x       2.76 x
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